EXHIBIT 99.2

LITHIA MOTORS COMPLETES NEW $650 MILLION CREDIT AGREEMENT

MEDFORD, OREGON – April 19, 2012 – Lithia Motors, Inc. (NYSE: LAD) announced today that it has completed a new $650 million five-year revolving syndicated credit facility with 10 institutions that will expire in April 2017. The facility can be expanded to $800 million in total availability.

The revolving facility will provide $500 million for new vehicle inventory floorplan financing, $100 million for used vehicle inventory floorplan financing and $50 million for general corporate purposes including working capital and acquisitions.

Lenders in the syndicated facility include four manufacturer-affiliated finance companies -- Mercedes-Benz Financial Services USA LLC; Toyota Motor Credit Corporation; BMW Financial Services NA, LLC; and Nissan Motor Acceptance Corporation -- and six commercial banks. The commercial banks are U.S. Bank, N.A.; JPMorgan Chase Bank, N.A.; Bank of America, N.A.; Wells Fargo Bank, National Association; Bank of the West; and Key Bank National Association. U.S. Bank and JPMorgan Chase were joint bookrunners for the syndication and U.S. Bank serves as administrative agent to the facility.

Commenting on the transaction, Chris Holzshu, Senior Vice President and Chief Financial Officer, said, “The Lithia team would like to thank all of the participants for their support in completing the syndication. The new revolving facility expands our existing partnership with these banks and manufacturer-affiliated finance companies and is a testament to our deep and meaningful relationship with them.”

Under the terms of the new agreement, Lithia notes that based on current borrowing levels pretax interest expense will be reduced by approximately $430,000 per quarter.

About Lithia

Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 25 brands of new and all brands of used vehicles at 83 stores, which are located in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

For additional information on Lithia Motors, contact John North, VP Finance and Controller at (541) 618-5748.

Sites

www.lithia.com

www.lithiacareers.com

www.assuredservice.com

Lithia Motors on Facebook

http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter

http://twitter.com/lithiamotors

Source: Lithia Motors, Inc.